REPRINTED FROM JUNE 2005

                                 THE WALL STREET
                                   TRANSCRIPT

                           Zynex Medical, Inc. (ZYNX)


[PHOTO OF MR. SANDGAARD]

THOMAS SANDGAARD, President and Chief Executive Officer of Zynex Medical, Inc., founded the company in 1996. Over the past 23 years he has held management positions with companies such as ITT, Siemens, GN Danavox, Dataco and Philips Telecom. Most of his work has been in the areas of international sales and distribution, technology transfers, mergers and marketing management in the semiconductor, telecommunications, data communications and medical equipment industries. Mr. Sandgaard has a degree in Electronics Engineering from Denmark's Odense Teknikum and an MBA from the Copenhagen Business School.


(ABZ611) TWST: Give us a history and overview of Zynex Medical.

     Mr. Sandgaard: Zynex was founded in 1996 as a wholesaler of electrotherapy products. Since then, the company has developed its own proprietary line of electrotherapy products and has expanded into a business that deals directly with physicians, patients and insurance companies. The end result is full vertical integration and we now control the development, manufacturing and the entire sales and marketing of our product line.

     TWST: Let's talk about the product line. Tell us about electrotherapy.

     Mr. Sandgaard: Traditionally, electrotherapy has mainly been used for pain relief preventing disuse atrophy in muscles and preventing deep vein thrombosis during or right after surgery. It has also been used to increase healing post-op orthopedic surgery and many similar applications. Our traditional products compete very well in those areas.

     Additionally, we developed the Neuromove(TM), a totally new and innovative and highly effective device to help stroke survivors and those suffering spinal cord injuries to regain movement for the impaired regions of their bodies. The NeuroMove system increases the functionality of many stroke victims by teaching the healthy parts of the brain to compensate for damaged areas. It monitors muscle activity and selects signals from the brain indicating that the patient is attempting to move a certain muscle. It then introduces the actual movement through electrical stimulation. Eventually the connection between the brain and muscle often are reestablished by relearning. This entirely new application targets a US population of 4 million disabled stroke survivors and 400,000 people with spinal cord injuries. The NeuroMove is covered by a pending patent with 22 claims. So, as a company we have two very solid legs to stand on: a) the traditional, proven electrotherapy line with an existing market and b) a new and very large worldwide market to treat stroke and spinal cord injuries with new, proprietary and clinically proven technology. All of our products are approved by the U.S. Food and Drug Administration.

     TWST: Let's look at the traditional market first. How big is it and is it growing at this point?

     Mr. Sandgaard: Electrotherapy for pain relief has been a well-established market for a couple of decades. It's about $450 million in the United States, a similar size in the rest of the world and it's growing at about 5% or 10% a year. We have a number of products addressing this market including TENS (transcutaneous electrical nerve stimulation) units and IFC (interferential current) devices. TENS units, such as our TruWave model, are small, battery-powered devices that augment healing, alleviate swelling through increased blood circulation and reduce both acute and chronic pain. These benefits are accomplished

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                    COMPANY INTERVIEW -- ZYNEX MEDICAL, INC.


through the use of electrical currents delivered through adhesive surface electrodes. IFC devices, such as our IF8000, have a higher concentration of electrical current than the TENS device and alleviate pain in patients who have not found relief through less intense therapeutic applications. IFC penetrates the skin more deeply than a regular TENS unit, suppressing pain transmission and possibly even releasing endorphins, the body's natural pain killers.

     TWST: Whom do you compete with in that traditional market?

     Mr. Sandgaard: Two publicly owned $100 million plus US companies -- Empi, Inc. in Minneapolis, Compex Technologies, formerly known as Rehabilicare, also from Minneapolis, and privately owned RS Medical, in Vancouver, Washington.

     TWST: Where do you stand in there?

     Mr. Sandgaard: At a current $2 million plus run rate, we are obviously quite small compared to these guys. There are also a number of privately owned smaller players.

     TWST: In the traditional market, how do you compete against those big guys? What sets your technology apart?

     Mr. Sandgaard: We have a much bigger potential with the stroke rehab and spinal cord injury than the traditional market offers. So we see a great upside there. Technology-wise, our product platform makes it very easy to develop new products just by changing the software, thus utilizing the already developed hardware platform. We have added a lot of features that our competition doesn't have. And one of the most important elements in competing in this area is the quality of the sales force. We became a publicly traded company last year and utilized our resources to develop the sales force and expand our marketing efforts. Beginning at the first of this year, we began seeing a substantial increase in sales as a result of these efforts.

     TWST: Do you have to get each software change approved or is it just part of the equipment?

     Mr. Sandgaard: A new product has to be approved by the Food and Drug Administration, and all of our units require a prescription by a physician. So all of our products have gone through that process. And you're right; it's a fairly complicated regulatory process to make product modifications. But that's just part of the medical device environment that we operate in.

     TWST: Let's talk about the newer market that you mentioned, the stroke and spinal cord injury market. Dollarwise, how big is this market?

     Mr. Sandgaard: Dollar-wise, since we are developing it, it's still in the million-dollar range. However, we believe that potentially this market could be as big as $6 billion long term and, therefore, become at least as big as the traditional electrotherapy market. This is a market where we expect to be the frontrunner. Also, the NeuroMove receives a tremendous amount of end-user interest, whereas the standard products receive very little.

     TWST: What is it that the Zynex product can do for these patients?

     Mr. Sandgaard: The NeuroMove enables a stroke survivor who has problems with mobility -- it could be an arm or a leg -- to gain more movement. It's clinically proven to be nearly 3 times as effective as regular physical therapy, and that gives a lot of stroke survivors, even up to 20 years post stroke, the opportunity to regain some movement. And that, in some cases, is just being able to stretch their fingers a little more if they have a closed fist, which is a very common problem, to a much higher level of independence in their daily living. Maybe they can get to the point where they can use that hand to drink water from a glass or program a microwave, or they can wash their hair using both hands or something like that. We get testimonials from patients every day. For example, we had an older woman who now can go to the nail salon and stretch out her fingers to get her nails done. It can be a huge improvement, both physically and emotionally. People who have not suffered a loss of mobility cannot appreciate how seemingly small improvements can make enormous differences in the quality of life for those who have. Being able to pick up a coffee cup when two months ago you could not move your fingers is a big deal.

     TWST: How about the spinal cord patients?

     Mr. Sandgaard: The disabilities that you see in terms of mobility problems are caused by something different from a stroke. A stroke, obviously, is damage to brain cells, while spinal cord injury is damage to the spinal cord. We have found that by introducing a much more sensitive mode in picking up the brain signals in the NeuroMove that we can actually detect attempts to move, for instance, a foot or a leg or a hand at levels where it was not possible to do so before. And we can introduce the same treatment regimen to spinal cord victims. They can achieve some of the same kind of mobility improvements that you can get with stroke survivors.

     TWST: What's been the response as you've introduced these products?

     Mr. Sandgaard: As I've said, the most visible response has been the number of people who contact us every day. Many of our customers are referred to our products by their physician, by looking up information on the Internet or just by word of mouth. We have really good clinical documentation and a lot of solid testimonials, too. Those are what people look for most in terms of finding out that we have a credible product.

     TWST: How has the medical community responded?

     Mr. Sandgaard: Great. We have really good support from a lot of leading physicians among the specialty group that we are addressing the most, the physical medicine and rehabilitation physicians. In addition to the existing clinical documentation, several research institutions across the United States are currently involved in further clinical studies on our device.

     TWST: With the device, what's the sales model? Is it a one-time sale or a lease? How are you getting that in the market?

     Mr. Sandgaard: The NeuroMove costs about $5,000 to purchase and we have developed a moderately priced lease/rental


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program that is within the range of most patients. We interest clinicians at the technical level and end users at the practical level. Although the device utilizes high-end technology, the user interface is easy to operate and allows patients to use the NeuroMove at home without the need for professional assistance. Our market strategy and objective is that all 4 million US stroke survivors with impeded movement be able to obtain the NeuroMove and benefit from it.

     TWST: What's the story on reimbursement?

     Mr. Sandgaard: Most private health insurance companies reimburse us for the product, just like the other products. Medicare currently does not reimburse us on the NeuroMove, but we have taken several hundred cases to court, of which we have won well over 90%. We are working to obtain a separate Medicare billing code and allowance payable. Because of the physical, mental and emotional benefits for the stroke victim we believe this expectation is entirely feasible.

     TWST: With this new business developing, what are the goals that you've set for the company for the next two or three years?

     Mr. Sandgaard: We will continue to develop our sales and marketing capabilities, and we have very high expectations as to a significant growth over the next few years. From an investor's point of view, one of our positive financial attributes is our high gross margin, 84% in the first quarter of 2005. With this high margin we can focus on our distribution, sales and marketing systems and organization.

     TWST: What are the barriers to competition, if any, in this new space with the strokes and spinal cord injury?

     Mr. Sandgaard: From a technical standpoint, we have a 22-claim patent pending and the technology is quite unique and not that easy to duplicate or work around. Additionally, as a "first to market" supplier we hope to establish a strong reputation and brand recognition before potential competitors really see the value in this particular space.

     TWST: So it would be difficult for somebody else to come in.

     Mr. Sandgaard: Yes. Even with our proprietary knowledge and expertise it took a long time of concentrated effort to develop a product that was effective and would gain FDA approval. Long term, our objective is for the NeuroMove and its future generation product to dominate the stroke recovery market.

     TWST: So you've got first mover advantage as they say.

     Mr. Sandgaard: Yes.

     TWST: Is your NeuroMove technology for stroke and spinal cord treatment replacing a current approach or is this really something new?

     Mr. Sandgaard: This is really something new. The current approach is physical therapy. There are a couple of variations that are fairly popular today. One is called constraint-induced therapy. It's where therapists, for many hours in a day and for several days in a row, basically tie down the good arm or the good leg of the patient and force them to do certain tasks with the affected limb. It's a methodology that has proven useful in some cases, often based on the patient's self-motivation. In comparison, the NeuroMove is a motivating therapy. Constrained therapy is like using a whip whereas the NeuroMove is the carrot and several published clinical studies have shown the NeuroMove to be effective.

     TWST: So it's got to be labor intensive?

     Mr. Sandgaard: Physical therapy and especially constraint induced therapy is very labor intensive. And it often requires that the patient, and maybe a caregiver, go to a treatment center and stay there for a couple of weeks and possibly live in a hotel. That really makes it very expensive. Leasing NeuroMove for $99 a month is more cost effective and it can be used in the comfort of the patient's home.

     TWST: You mentioned building out your organization. What are your plans for this? What has to be done?

     Mr. Sandgaard: Currently, we are focusing on expanding our sales force and will continue to do so well into the future. We will build a high performance, contract-based national sales force to cover both metropolitan and rural areas in the US and will select the top medical device distributors to work with us in Europe, Asia and the rest of the world. Once we receive the required CE certification for Europe, we will begin penetrating that market as well, but through distributors. As I mentioned, the international market is roughly the same as the US.

     TWST: Do you have the manufacturing capability to meet the kind of demand you're talking about?

     Mr. Sandgaard: All of our products are made for us by outside manufacturers, just like you'd see at many larger electronics manufacturers, such as Hewlett-Packard. At this stage it's much more cost efficient for us to have experienced and reliable contractors make our products rather than make large capital investments in manufacturing machinery and incur fixed overhead by building up our operations staff. With outside contractors we are also able to react quickly to up or down changes in volume.

     TWST: Is it difficult to find the people you need for sales?

     Mr. Sandgaard: That's all relative. There are a lot of good sales people out there, and I'd say developing the sales force is a pretty straightforward process. We currently have an excellent sales force and as our balance sheet strengthens, our revenue increase and our financial flexibility improves we will be able to build on this base by adding additional experienced, high quality and high performance medical reps.

     TWST: Why go the route of developing your own sales force? Why not recruit one of these sales agencies that are out there?

     Mr. Sandgaard: Over the years we've tried several models. We have found that dealing with sales people who represent your company, who focus most of their time on representing your company, is more effective. The process of dealing with the physicians, the patients and the insurance companies requires that you oftentimes

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have to be in touch with all three parties. You have to be very close to the company to do that and to gain the trust of the physicians so that they have complete confidence that we will take good care of their patients.

     TWST: Looking at the financial side of the equation, what does the balance sheet look like at this point?

     Mr. Sandgaard: We have hardly any debt, we are cash flow breakeven and expect to be cash flow positive later this year or early in 2006. We received an investment of just over $1 million after we went public last year and we have invested most of that in developing the organization and our sales and marketing programs. Because of extensive costs related to becoming a public company in 2004 and major one time sales and marketing investments we lost money in 2004, for the first time in our nine-year history, We returned to profitability in the first quarter of 2005. Revenue for that period was 107% greater than the corresponding 2004 quarter and we earned approximately $56,000. Based on our current run rate we believe that our 2005 revenue will be at least 150% greater than for 2004.

     TWST: Do you foresee a need for additional cash?

     Mr. Sandgaard: We believe that additional capital would significantly accelerate our growth and we currently are exploring several alternatives to obtain that capital. We could potentially jumpstart our growth with some wellconsidered, strategic and synergistic acquisitions. If we were to do that, we would need outside capital.

     TWST: In terms of acquisitions, what would you be looking for?

     Mr. Sandgaard: Synergistic companies -- either companies that have sales forces established in the industry or products or technology that would complement what we already do.

     TWST: Are you getting much investor interest in the company at this point?

     Mr. Sandgaard: We have a lot of interest; we are receiving phone calls daily from individual investors, institutions, brokers and market markers.

     TWST: When you get those calls, what's the prime question you are being asked?

     Mr. Sandgaard: Obviously, everybody wants to know how the business is doing, particularly sales. And obviously we've had a very positive message to give out, so that's been very encouraging for the investors who have been calling in.

     TWST: When you talk to potential investors, what are the two or three reasons you give them to take a look at the company at this point?

     Mr. Sandgaard: Mainly, we mention the revenue growth that we experienced in the first quarter and foresee in the future, our premier stroke recovery product, our mid-80% gross margin and our modest fixed expenses. Additionally, the industry segments, i.e., pain management and stroke recovery, are easy for people to relate to and our products are easy for the layperson to understand. Not the technology of course, but what they do. Considering that the company has returned to profitability and the fact that we are already over the hump with developing the core of our product line, I'd say we are in a very good position. So we've come a very long way and still consider our company to be a startup and, for many, this would be a ground floor opportunity to get in at this point.

     TWST: Thank you.

THOMAS SANDGAARD
President & CEO
Zynex Medical, Inc.
8100 Southpark Way
Suite A-9 Littleton, CO 80120
(800) 495-6670 - TOLL FREE (800) 495-6695 - FAX
www.zynexmed.com
e-mail: info@zynexmed.com

Forward-Looking Statements
Certain statements in this interview are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the Company's ability to meet terms and conditions required to obtain project financing, risks and delays associated with product development, risk of market acceptance of new products, technology or product obsolescence, competitive risks, reliance on development partners and additional capital needs.


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